Exhibit 23.2

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Developers Diversified Realty Corporation (DDR) for the registration of 5,450,000 of its common shares and to the incorporation by reference therein of our reports dated March 13, 2004 with respect to the financial statements of CPR Del Sol LP, S.E., CPR Escorial LP, S.E., CPR Palma Real LP, S.E., CPR Isabela LP, S.E., CPR Cayey LP, S.E., CPR San German LP, S.E., MPR Del Norte LP, S.E., MPR Vega Baja LP, S.E., MPR Fajardo LP, S.E., MPR Del Oeste LP, S.E., and MPR Guayama LP, S.E. included in a Form 8-K of DDR filed with the Securities and Exchange Commission on December 15, 2004.

/s/ Ernst & Young LLP

Miami, Florida
December 14, 2004